EXHIBIT 10.1

RETIREMENT AGREEMENT

This RETIREMENT AGREEMENT (this “Agreement”), is entered into as of June 28, 2017 (the “Effective Date”) by and between Daniel R. Coker (“Coker”) and Gentherm Incorporated, a Michigan corporation (“Gentherm”).

Recitals

A.Coker has been an employee of Gentherm since 1996, holding the office of President and Chief Executive Officer (“CEO”) since 2007.

B.After negotiation, Coker and Gentherm have agreed that Coker’s tenure as President and CEO will end on the date (the “Transition Date”) that is the earlier of (1) the effective date of the appointment of a new President and CEO of Gentherm by the Gentherm Board of Directors (the “Board”) and (2) January 31, 2018.  Upon the Board’s request, Coker has agreed to provide transition services to Gentherm after the Transition Date for a period of time not to exceed two months (such period is referred to herein as the “Extension Period”).

C.In consideration of Coker’s service to Gentherm through the Transition Date and during the Extension Period, if any, Gentherm has agreed to make the payments and provide the benefits to Coker described in this Agreement, subject to the terms and conditions herein.

NOW, THEREFORE, the parties agree as follows:

1.Separation of Employment.

a.

Extension Period Determination.  On or before 10 business days prior to the Transition Date, Gentherm will provide written notice to Coker regarding the Board’s determination to have Coker retire as of the Transition Date or to continue the employment period of Coker in a transitional capacity for the Extension Period.  Such written notice must include the final date of employment for Coker and such time period cannot be further extended or, except as noted in Section 1b. below, shortened, thereafter without written approval of both Coker and Gentherm.

b.

Retirement Date or Earlier Termination.  Coker’s employment with Gentherm will end on the later of the Transition Date or, if applicable, the last day of the Extension Period (such last date of employment is referred to as the “Retirement Date”).  Notwithstanding the foregoing, Coker’s employment with Gentherm may be terminated by the Board at any time prior to the Retirement Date for any reason; provided, however, that unless Coker’s employment with Gentherm is terminated by the Board for Cause (as defined in Section 8), then the date of termination of Coker’s employment by the Board shall be the Retirement Date for purposes of the rights and benefits accruing to him under Sections 2 and 3 herein.  If Coker’s employment with Gentherm is terminated by the Board prior to the Retirement Date for Cause, the provisions of Section 8 shall apply.

2.Continuation of Salary, Bonus and Benefits.  From the Effective Date through and including the Retirement Date (the “Remaining Employment Period”), Coker will continue to receive his current salary payable in accordance with the Company’s normal payroll practices.  During the Remaining Employment Period, Coker also will be eligible to receive bonus payments pursuant to the Gentherm Incorporated Performance Bonus Plan (the “Bonus Plan”); provided, however, that regardless of whether the Retirement Date is before or after December 31, 2017, (a) Coker will be eligible to receive a full bonus in lieu of a pro rata bonus under the Bonus Plan for calendar year 2017, subject to the other terms and conditions of the Bonus Plan (which shall be payable at the time provided in the Bonus Plan), and (b) Coker will not be eligible to receive any bonus under the Bonus Plan for calendar year 2018.  During the Remaining Employment Period, Coker will continue to receive the employee health and welfare benefits he receives from Gentherm as of the Effective Date; provided, that, except as set forth in Section 3 hereof, Coker agrees that his right to participate in such employee health and welfare benefit plans will cease on the Retirement Date.

3.Retirement Benefits.  At the Retirement Date, Coker is entitled to receive any accrued but unpaid salary through the Retirement Date (“Accrued Wages”) and any accrued but unused vacation time through the Retirement Date (“Accrued Vacation”).  In recognition of Coker’s many years of service to Gentherm, and in consideration of and conditioned upon Coker’s continued service through the Retirement Date and his obligations under this Agreement, Gentherm has agreed to make the following additional retirement payments and provide the following additional retirement benefits to Coker (the “Retirement Benefits”), subject to the conditions set forth herein:

a.	Cash Payment. Gentherm shall pay Coker $850,000 in cash within 30 days of the Retirement Date, but in all cases no later than March 15, 2018;
b.

Executive Nonqualified Defined Benefit Plan.  Under the terms of the Executive Nonqualified Defined Benefit Plan Adoption Agreement, as amended (the “Nonqualified Plan”), Coker’s accrued retirement benefit shall be $342,000, paid annually, if the Qualifying Distribution Event (as defined in the Nonqualified Plan) is reaching the in-service date of January 1, 2018 while still in service.  If the Retirement Date is prior to January 1, 2018, Gentherm will further amend the Nonqualified Plan so that the in-service date required for Coker to receive such accrued benefit is the Retirement Date.

c.

Incentive Equity.  As of the Retirement Date, all restricted stock of Gentherm issued under the Gentherm Incorporated 2013 Equity Incentive Plan (the “2013 Equity Plan”) and held by Coker shall vest immediately and no longer be subject to the restrictions set forth in the applicable underlying Restricted Stock Award Agreements and the 2013 Equity Plan.  Also, as of the Retirement Date, all options to purchase Gentherm common stock issued under the 2013 Equity Plan and held by Coker shall vest immediately and be immediately exercisable and shall continue to be exercisable until the stated expiration dates in the applicable underlying Stock Option Award Agreements and 2013 Equity Plan, notwithstanding the termination of Coker’s employment with Gentherm.

d.

Eligibility for Special Bonus. At the sole discretion of the Compensation Committee of the Board, Coker will be eligible to receive an additional retirement cash payment of $500,000 (the “Special Bonus Payment”).  The Compensation Committee will evaluate whether Coker has completed the following tasks in determining whether Coker should receive the Special Bonus Payment: (i) fully and faithfully perform his duties as President and CEO through and including the Transition Date and (ii) if and as requested by the Board, fully and cooperatively participate in the transition of his duties to his successor during the Extension Period. If the Board exercises its sole discretion to make the Special Bonus Payment to Coker, such payment shall be made as soon as reasonably practicable after the Board exercises such discretion, but in no event later than March 15 of the calendar year next following the calendar year during which the Board exercises such discretion.

e.

Other Benefits.  As an additional retirement benefit, Coker will (on or before March 15, 2018) receive title to the Gentherm-owned automobile he uses as of the Effective Date and Gentherm will, if requested by Coker, provide continuation of health and welfare benefits to Coker through December 31, 2018 under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and Gentherm will pay the premiums for such benefits.  The two country club memberships that are, as of the Effective Date, held in Coker’s name but paid for by Gentherm will be, to the extent permissible, transferred to Coker’s successor or to another executive officer of Gentherm as determined by the Board.  If either of such country club memberships cannot be so transferred, they will either be terminated or Coker may continue such memberships at his own expense.

All of the payments and benefits described above to be made to Coker (including accelerated vesting of restricted stock) will be subject to withholding of taxes and other lawful deduction, as well as reporting on a W-2 under applicable law. Cash payments hereunder may be reduced by withholding tax owing on such payments and by withholding tax owing on any non-cash benefits hereunder (including accelerated vesting of restricted stock). Coker is responsible for the payment of all taxes on all of the Retirement Benefits and other compensation provided to him in this Agreement.

4.Other Retirement Date Matters.  On or before the Retirement Date, Coker will deliver to Gentherm all Gentherm-owned property in his possession or in his control, including but not limited to any documents, data, property and other materials, in whatever form, that he received, created or compiled during his employment with Gentherm (the “Gentherm Owned Property”) and he hereby confirms that he (or anyone on his behalf) has not and will not retain any copies thereof; provided, however, Coker may retain Gentherm Owned Property to the extent necessary and related to his continued service as a director on the Board, and he will return such remaining Gentherm Owned Property (and any other Gentherm-owned property accumulated during such director service) promptly following the end of his service as a director.  Coker will submit to Gentherm a request for reimbursement of all business expenses relating to his employment no later than 30 days after the Retirement Date; such expenses will subject to and paid in accordance with Gentherm’s business expense reimbursement policy.

5.Release Condition.  It is a condition of Gentherm’s obligations to provide the Retirement Benefits not yet provided (and it is a condition of Coker’s right to retain Retirement Benefits previously provided) that Coker sign and deliver to Gentherm the Release attached to this Agreement as Exhibit A (the “Release”) and that Coker does not revoke such Release.  Coker understands and agrees that Gentherm has expressly informed him that Gentherm would not have agreed to provide any of the Retirement Benefits absent Coker’s execution of both this Agreement and the Release. If Coker fails to sign and deliver the Release to Gentherm within 21 days of the Retirement Date, or delivers the Release but revokes it within the time period permitted for revocation in the Release, then none of the Retirement Benefits shall have been earned by Coker and, in the event any of the Retirement Benefits have already paid to him at such time, Coker shall be obligated to promptly refund or reimburse Gentherm for such Retirement Benefits (including the repayment of pre-tax gross proceeds from any sale of Gentherm common stock that vested or otherwise remained outstanding in accordance with Section 3(c) herein) and Gentherm shall be authorized to immediately terminate any outstanding equity awards under the 2013 Equity Plan and to take any reasonably related actions to effectuate its rights hereunder; provided, that “gross proceeds” for an option will be calculated less the exercise price of such option, on a pre-tax basis.

6.Confidential Information.  Coker agrees to comply in all respects with all confidentiality agreements that he signed during his employment with Gentherm, or any policies and procedures of Gentherm relating to confidentiality by employees or officers in effect as of the Effective Date, and Coker acknowledges that his obligations under such confidentiality agreements, policies and procedures will continue after his employment with Gentherm ends.  Coker acknowledges and agrees that Gentherm has invested considerable amounts of time and money in attaining and developing all of the confidential or proprietary information, and any unauthorized disclosure or release of such information in any form would irreparably harm Gentherm.

7.Restrictive Covenants.  Because Coker has extensive knowledge about Gentherm’s business, processes and operations, Coker and Gentherm recognize and agree that Gentherm is entitled to the protections set forth in this Section 7.  In consideration of the promises made to Coker by Gentherm in this Agreement, Coker agrees to the restrictive covenants set forth below.

a.

Definitions. For the purposes of this Agreement, “Competitor” is defined as any individual, corporation, or other business entity that engages in the same or similar Business as Gentherm, or any of its subsidiaries or affiliates, engages, in whole or in part; “Business” is defined as any technology, product or service which Gentherm or any of its subsidiaries or affiliates manufactures, sells, researches or develops as of the Effective Date or in the future.

b.

Non-Competition. For a period of twenty-four (24) months after the Retirement Date (the “Restrictive Period”), Coker shall not, either directly or indirectly (whether as an employee, officer, manager, director, shareholder, partner, consultant, independent contractor, lender, owner or representative, or in any other capacity), engage in any activity or otherwise provide services to any business that directly or indirectly competes with Gentherm in any material respect; provided, however, that Coker may own 1% or less of the common stock of any publicly traded company.  Furthermore, during the Restrictive Period, Coker will not engage in any activities for the benefit of any Competitor, regardless of whether such activities directly or indirectly compete with Gentherm in any respect.

c.

Non-Solicitation of Employees. For the Restrictive Period, Coker shall not, either directly or indirectly, induce or solicit, or attempt to induce or solicit, any individual who is an officer, manager, employee, or independent contractor of Gentherm to terminate his or her employment or contractual relationship with Gentherm or to diminish their services or otherwise interfere with the relationship between such person and Gentherm.

d.

Non-Interference with Third Parties. For the Restrictive Period, Coker shall not, either directly or indirectly, solicit or attempt to solicit, or take any action that will disrupt, terminate or interfere with, a business relationship or prospective business relationship between Gentherm and any business entity who is a recent, current or prospective customer, vendor, strategic partner, financing source or similar person.

e.

Non-Disparagement.  For the Restrictive Period, Coker shall not engage in any defamatory, slandering or maliciously disparaging statements or other communications (whether in written or oral form) or conduct against Gentherm or any of its subsidiaries or affiliates or any of their respective employees, officers, directors, advisors or consultants, which includes, but is not limited to, disparaging text messages, e-mail communications and comments or postings on blogs, comment boards, and social media networking websites.

f.

Injunctive Relief.  Coker acknowledges that: (a) the breach of Sections 6 or 7 herein will result in immediate and irreparable harm to Gentherm; (b) no adequate remedy at law exists with regard to any such breach; (c) public policy will be furthered by the enforcement of this Agreement by an injunction; (d) injunctive relief will not deprive Coker of an ability to earn a living because he is qualified for many positions which do not necessitate the breach of any provision of this Agreement; and (e) Gentherm will be entitled to enforce this Agreement by injunction or other equitable remedies in the event of such breach, in addition to any other remedies available to Gentherm (including, without limitation, monetary damages).

8.Termination for Cause or Voluntarily.  If Coker’s employment with Gentherm is terminated by the Board prior to the Retirement Date for Cause, or if Coker voluntarily resigns from his employment with Gentherm prior to the Retirement Date, (a) he will not receive any compensation or benefits set forth in Sections 2 and 3 herein, except Gentherm shall make payment of the Accrued Wages and Accrued Vacation through the date of his termination and reimburse Coker for all business expenses relating to his employment that are submitted to Gentherm within 30 days after the date of his termination, subject to and paid in accordance with Gentherm’s business expense reimbursement policy, and (b) excluding Sections 2 and 3 herein, the provisions of this Agreement, including, without limitation, the restrictive covenants set forth in Section 7 above, will remain in full force and effect (with any reference to Retirement Date to refer to the date of termination).  As used in this Agreement, “Cause” means (i) gross negligence, (ii) gross or willful misconduct, whether or not during the performance of Coker’s duties (including, for example, commission of a felony), (iii) fraud of any kind, or (iv) gross insubordination with respect to directions from the Board or with respect to otherwise executing the duties and responsibilities as the President and CEO of Gentherm based on historical practice or as set forth in any policy or procedure as of the Effective Date or otherwise required by law.

9.Clawback Policy / Insider Trading Policy.  Coker acknowledges that some of the payments required to be made to him under this Agreement are subject to the Gentherm Incorporated Compensation Clawback Policy.  Coker has had an opportunity to review such policy and has previously signed an acknowledgement of the policy terms.  Coker also acknowledges that he is currently subject to the Restated Statement of Policy for Securities Trading by Company Personnel and that he will continue to be subject to such policy for so long as he meets the definition of “Persons Subject to This Policy Statement” therein.

10.Voluntary Agreement. Coker acknowledges that he has been advised in writing to consult with an attorney before he signs this Agreement. Coker understands that Coker has twenty-one (21) days within which to decide whether to sign this Agreement, although Coker may sign this Agreement at any time within the twenty-one (21) day period. If Coker does sign this Agreement, Coker also understands that he will have seven (7) days after he signs to change Coker’s mind and revoke the Agreement, in which case a written notice of revocation must be delivered to Vice-President and General Counsel, Gentherm Incorporated, 21680 Haggerty Rd., Northville, MI 48167, on or before the seventh (7th) day after Coker’s execution of the Agreement. Coker knowingly and voluntarily agrees to all of the terms set forth in this Agreement and intends to be bound legally by them.

11.No Representation. Coker represents and acknowledges that, in executing this Agreement, Coker does not rely and has not relied on any representation or statement by Gentherm or any agents or representatives of Gentherm with regard to the subject matter, basis or effect of this Agreement.

12.Binding Agreement.  Coker represents and warrants that the execution, delivery and performance of this Agreement will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which he is a party or is otherwise bound.  This Agreement shall be binding upon Coker and Coker’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Gentherm and its directors, officers, representatives, successors and assigns.

13.Governing Law and Interpretation.  This Agreement is made and entered into in the State of Michigan, and shall in all respects be interpreted, enforced and governed under the laws of the State of Michigan without regard to its choice of law or conflict of laws provision or rule (whether the State of Michigan or any other jurisdiction).  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach.  Should any term, condition, provision or covenant of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such term, condition, provision or covenant shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

14.Amendment.  This Agreement may not be modified, altered or changed except in writing and signed by both Coker and Gentherm (with express approval of the Gentherm Board) wherein specific reference is made to this Agreement.

15.Notices.  Any notice or other communication required or permitted to be given under this agreement will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by a party by notice to the other party in accordance with this Section 15) and delivered personally, by certified or registered mail or by recognized overnight courier, or delivered by e-mail coupled with confirmation of actual receipt:

If to Gentherm, to the address set forth below:

Gentherm Incorporated

Attention: Vice-President and General Counsel

21680 Haggerty Rd.

Northville, MI 48167

If to Coker, at the last known address in Gentherm’s payroll records.

16.Entire Agreement.  This Agreement, together with the Release, sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of the Agreement, except that any other agreements that Coker entered into with Gentherm that pertains to confidentiality, non-disclosure, non-solicitation, and/or non-competition remain in full force and effect.

17.Support.  Coker warrants and agrees that he will not, directly or indirectly, challenge and/or dispute the enforceability and/or validity of this Agreement, or any portion thereof. Coker further agrees and warrants that he will not, and has not, directly or indirectly, instigate(d), incite(d), encourage(d) and/or otherwise cause(d) or aid(ed) any person and/or entity to bring any claim and/or action which challenges and/or disputes the enforceability and/or validity of this Agreement, including any portion thereof. Coker further agrees that in the event that any such claim, action and/or challenge is brought, he will support, advocate for and agree with the enforceability and validity of this Agreement, and will cooperate with Gentherm in defending against any such claim, action and/or challenge.

18.Cooperation.  Coker shall cooperate with Gentherm with respect to any claim or matter and shall make himself available to consult with counsel or serve as a witness in any action, investigation or other proceeding before any court, governmental agency, arbitrator or mediator, in which he may be called to appear by Gentherm, regarding any business, property or operations of Gentherm or any of its affiliates or subsidiaries, and he shall truthfully testify in any such action, proceeding or deposition in which he also appears.  Upon request by Coker and prior approval by Gentherm, Gentherm shall reimburse Coker for reasonable travel expenses incurred by Coker in connection with any such appearance in which Coker is so called to appear.

19.Waiver of Breach.  The waiver by a party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that party.

20.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

21.Code Section 409A.

a.

Gentherm and Coker intend that any amounts or benefits to be paid or provided under this Agreement be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance relating thereto (“Code Section 409A”) so that Coker is not subject to additional tax or other sanctions under Code Section 409A.  The provisions of this Agreement shall be interpreted in a manner consistent with such intent.  In furtherance thereof, to the extent that any provision hereof would otherwise result in Coker being subject to additional tax or other sanctions under Code Section 409A, if and to the extent permissible under Code Section 409A, Gentherm and Coker agree to amend this Agreement in a manner that brings this Agreement into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Coker.  Notwithstanding the foregoing, no particular tax result for Coker with respect to any income recognized by him in connection with this Agreement is guaranteed, and Coker alone will be solely responsible for any additional taxes or other sanctions imposed on him under or as a result of Code Section 409A in connection with this Agreement.

b.

With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by Gentherm no later than December 31st of the year following the year in which Coker incurs the related expenses.  In no event will the reimbursements to be provided by Gentherm in one calendar year affect the amount of reimbursements to be provided in any other calendar year, nor will Coker’s right to reimbursement be subject to liquidation or exchange for another benefit.

c.

If any amount payable under this Agreement is subject to Code Section 409A and is payable upon, on account of or as a result of termination of Coker’s employment with Gentherm, notwithstanding any other provision of this Agreement such amount shall not be paid until the earlier of (i) six months and one day after Coker’s “separation from service” (within the meaning of Code Section 409A), or (ii) the date of Coker’s death, but only to the extent such delay is necessary to prevent Coker from incurring additional tax on and/or other sanctions in respect of such payment under Code Section 409A.

[Signatures appear on the following page]

Gentherm and Coker knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

DATED:	June 28, 2017	/s/ Daniel R. Coker
DANIEL R. COKER

Gentherm Incorporated

DATED:	June 28, 2017	By:	/s/ Francois Castaing
		Name	Francois Castaing
		Its:	Chairman of the Board

EXHIBIT A

FORM OF RELEASE

Daniel R. Coker (“Employee”) hereby acknowledges and promises to Gentherm Incorporated (“Gentherm”) as follows:

1.	Separation of Employment. Employee acknowledges that his employment with Gentherm has ended on ________________ (“Separation Date”).
2.

Payment of Moneys Owed.  Employee acknowledges that, excluding the amounts expressly set forth in the Retirement Agreement between Employee and Gentherm dated as of June 28, 2017 (the “Retirement Agreement”) which, by their terms, are to be paid after the date hereof, Gentherm has paid all remuneration owed to him as a result of his employment with Gentherm.

3.

Consideration.  Employee is giving the promises set forth in this Release as consideration for Gentherm’s promises, amounts, payments, benefits and privileges in the Retirement Agreement which are contingent upon Employee’s promises in this Release, including the general release of claims.  Employee agrees that such amounts, payments, benefits and privileges specified in the Retirement Agreement are in excess of any amounts, payments, benefits and privileges to which he is entitled.  Employee also agrees that the amounts, payments, benefits and privileges described in the Retirement Agreement are independent and adequate consideration for his release of all claims and rights specified herein and any other obligations set forth in this Agreement or the Retirement Agreement.

4.

Complete Release of All Claims.  Employee, on behalf of himself and all of his heirs, assigns, proxies and/or attorneys in fact, hereby knowingly and voluntarily releases and forever discharges Gentherm and its current and former parents, subsidiaries and affiliates, predecessors, successors and assigns and each of its and their respective directors, officers, attorneys, agents, representatives and employees, individually and in their business capacities, and its and their employee benefit plans and programs and their administrators and fiduciaries (all of which shall be given its broadest interpretation, and collectively referred to as “Releasees”) from any and all claims and causes of action, whether now known or unknown, of whatever kind or nature, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the date of execution of this Release, including, but not limited to, claims that arise out of or in any way relate to Employee’s employment or separation from employment with Gentherm.  Employee acknowledges and agrees that this general release includes, but is not limited to, claims of breach of implied or express employment contracts or covenants, promissory estoppel, entitlement to any pay (other than the amounts promised in the Retirement Agreement), defamation, wrongful termination, public policy violations, emotional distress and related matters, claims of discrimination, harassment, or retaliation under federal, state or local laws, and claims based on any federal, state or other governmental statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964 (“Title VII”); Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below); The Immigration Reform and Control Act; the Americans with Disabilities Act (“ADA”); the Equal Pay Act (“EPA”); the Age Discrimination in Employment Act (“ADEA”); the Rehabilitation Act of 1973; the Older Workers Benefit Protection Act; The Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act (“FMLA”); The Fair Credit Reporting Act; The Genetic Information Nondiscrimination Act of 2008; Michigan’s Elliott-Larsen Civil Rights Act; the Michigan Persons with Disabilities Civil Rights Act; the Michigan Whistleblowers’ Protection Act; Michigan’s Bullard-Plawecki Right to Know Act; Michigan Statutory Provision Regarding Retaliation/Discrimination for Filing a Worker’s Compensation Claim; the Michigan Payment of Wages and Fringe Benefits Act; the Michigan Minimum Wage Law; the Michigan Equal Pay Law; and any other federal, state, or local laws, or regulations, or any common law actions, relating to Employee’s employment that Employee may have against Gentherm or any of the Releasees as of the date hereof, and/or any type of damages, wages, bonuses, commissions, benefits, attorney fees, costs or relief of any type (legal, equitable or otherwise).  If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Gentherm or any other Releasee identified in this Release is a party.

5.

Claims Not Released. Employee is not waiving any rights Employee may have to: (a) Employee’s own vested accrued employee benefits under the applicable health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and the right to seek benefits under applicable workers’ compensation and unemployment compensation statutes; (c) pursue claims that by law cannot be waived by signing this Release, including but not limited to filing a charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or other governmental or administrative agency or from participating in any investigation, hearing or proceeding of the EEOC, the NLRB or other governmental or administrative agency; (d) any monetary award offered by the Securities and Exchange Commission (“SEC”) pursuant to Section 21F of the Securities Exchange Act of 1934, as amended; and (e) enforce the Retirement Agreement.

6.

Exclusions.  Excluded from this Release are any claims or rights which cannot be waived by law, including the right to file a charge of discrimination with an administrative agency.  Nothing in this Release prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies, except as to possible whistleblower awards from the SEC.

7.

No Representation.  Employee represents and acknowledges that in executing this Release, Employee does not rely and has not relied on any representation or statement by any of the Releasees or by any of the Releasees’ agents or representatives with regard to the subject matter, basis or effect of this Release.

8.	Acknowledgments.

i.Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Gentherm.

ii.Employee affirms that Employee has no known workplace injuries or occupational diseases arising out of Employee’s employment with Gentherm.

iii.Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

iv.Employee affirms that all of Gentherm’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

v.Employee represents and warrants that prior to signing this Release, Employee has disclosed to the Board of Directors of Gentherm any belief or information Employee may have that Gentherm has engaged in any unlawful activity of any kind.

vi.Employee affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Gentherm or its officers, directors or employees including any allegations of corporate fraud.

vii.Employee represents and warrants that he has the sole right, title and interest in the claims released in this Release, and that he has not assigned or transferred, to any person, any claim intended to be released under this Release.

9.	Non-Admission of Liability. This Release does not constitute an admission that any Releasee has violated any law, rule, regulation, contractual right or any other duty or obligation.
10.

Voluntary Agreement.  Employee acknowledges that Employee has been advised in writing to consult with an attorney before Employee signs this Release. Employee understands that Employee has twenty-one (21) days within which to decide whether to sign this Release, although Employee may sign this Release at any time within the twenty-one (21) day period. If Employee does sign this Release, Employee also understands that he will have seven (7) days after he signs to change Employee’s mind and revoke the Release, in which case a written notice of revocation must be delivered to Vice-President and General Counsel, Gentherm Incorporated, 21680 Haggerty Rd., Northville, MI 48167, on or before the seventh (7th) day after Employee’s execution of the Release. Employee knowingly and voluntarily agrees to all of the terms set forth in this Release and intends to be bound legally by them.

11.

Binding.  This Release shall be binding upon Employee and his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

12.

Governing Law.  This Release shall in all respects be interpreted, enforced and governed under the laws of the State of Michigan without regard to its choice of law or conflict of laws provision or rule (whether the State of Michigan or any other jurisdiction).  The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

13.

Severability.  Should any term, condition, provision or covenant of this Release be declared or be determined by any court to be illegal or invalid, the validity of the remaining terms, conditions, provisions or covenants shall not be affected, and said illegal or invalid term, condition, provision or covenant shall be deemed not to be part of this Release.

14.

Entire Agreement.  This Release, together with the Retirement Agreement, sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of such documents.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST RELEASEES.

DATED:
DANIEL R. COKER